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                                                            November   -  , 2001

To the Registered Holders of American
Depositary Shares of Sonera Corporation

Sonera Corporation (the "COMPANY") is offering to (a) holders of its shares, no nominal value (the "SHARES"), transferable primary and non-transferable secondary rights ("SHARE RIGHTS") to subscribe for additional Shares and (b) to holders of its American Depositary Shares ("ADSS"), transferable primary and non-transferable secondary rights ("ADS RIGHTS") to purchase additional American Depositary Shares ("ADSS"). The Company has made arrangements with Citibank, N.A., as Depositary for the ADSs representing Shares, to make the ADS Rights available to holders of ADSs as of the close of business on November 14, 2001 (the "RECORD DATE") upon the terms as set forth in the Prospectus, dated November 9, 2001. A copy of the Prospectus, the Warrant evidencing your ADS Rights and an instructions booklet are enclosed.

The ADS Rights will expire at 10:00 a.m. (New York City time) on November 21, 2001 (the "ADS RIGHTS EXPIRATION DATE"). If you wish to sell or exercise your ADS Rights, you will need to instruct Citibank, N.A., as ADS Rights Agent, in the manner described below before the ADS Rights Expiration Date.

                           SALE OF PRIMARY ADS RIGHTS

The ADS Rights will not be listed on any U.S. exchange or trading system, but the Share Rights will be listed for trading on the Helsinki Exchanges. If you want to sell the primary Share Rights represented by your primary ADS Rights, you may instruct Citibank, N.A., in its capacity as primary ADS Rights Agent, to sell the primary Share Rights evidenced by your ADS Rights by so indicating on your Warrant and delivering the signed and completed Warrant to the ADS Rights Agent at the address specified in the Warrant prior to 10:00 a.m. (New York City time) on November 21, 2001. DEPOSITS IN THE MAIL WILL NOT CONSTITUTE DELIVERY TO THE ADS RIGHTS AGENT. Secondary ADS rights are not transferable. Any person to whom primary ADS rights are transferred will not acquire any secondary ADS rights as a result of such transfer. There is no guarantee that any such sale will be consummated. Neither we nor the Company will be liable to you for the failure to effect any such sale.

                         EXERCISE OF PRIMARY ADS RIGHTS

As a holder of ADSs on the Record Date you will receive primary ADS Rights representing the right to subscribe for a specified number of ADSs. You will receive one (1) primary ADS Right for every ADS you owned on the Record Date.
Each primary ADS Right will entitle you to purchase   -  additional ADSs at a
subscription price of U.S. $  -  ("ESTIMATED ADS SUBSCRIPTION PRICE"), which
equals   -  % of the U.S. dollar equivalent of the Share Rights Subscription
Price of E   -  per Share (on the basis of the exchange rate of E   -  per U.S.
dollar, the noon buying rate for Euros on November   -  , 2001). A holder of
ADSs may only exercise his/her primary ADS Rights in [units of   -  , equivalent
to   -  additional] [whole numbers of] ADSs. No fractions of ADSs will be issued. If there is any difference between the U.S. dollar equivalent of the Share subscription price paid (based on the actual U.S. dollar to Euro exchange rate at the time of exercise of the Share Rights by the ADS Rights Agent) and the Estimated ADS Subscription Price, any excess or deficiency relating thereto with respect to the amount you paid will be refunded, in the case of any excess, or billed, in the case of any deficiency. The exercise of primary ADS rights is irrevocable and may not be cancelled or modified.

If you wish to exercise your primary ADS Rights, you should complete and sign the enclosed Warrant and surrender the Warrant accompanied by payment in full of the Estimated ADS Subscription Price to the ADS Rights Agent. Such documents and payment must be received by

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the ADS Rights Agent prior to the ADS Right Expiration Date. You may exercise all or only part of your primary ADS Rights. In addition, you should include payment of the Estimated ADS Subscription Price for any additional ADSs you are applying for pursuant to the exercise of your secondary ADS Rights.

The Estimated ADS Subscription Price may only be paid in U.S. dollars. Payment in U.S. dollars must be made by certified check or bank draft, made payable to "Citibank, N.A. re: Sonera ADS Rights Offering".

                        EXERCISE OF SECONDARY ADS RIGHTS

If you decide to exercise all or part of your primary ADS Rights, you will have the opportunity to exercise the secondary ADS Rights by specifying an additional number of ADSs that you would like to subscribe for in the event that any Shares are not subscribed for pursuant to the exercise of primary Share Rights. The secondary ADS Rights are available only to persons who held ADSs on the Record Date (November 14, 2001) and must be exercised contemporaneously with their exercise of the primary ADS Rights. Secondary ADS rights are not transferable, and any person to whom primary ADS rights are transferred will not acquire any secondary ADS rights as a result of such transfer. The number of additional Shares, in the form of Shares or ADSs, that will be available in the secondary ADS Rights offering will depend on the number of Shares and ADSs subscribed for pursuant to the exercise of primary Share Rights and primary ADS Rights. In case of oversubscription in the secondary offering, the additional ADSs available will be allocated to holders of ADSs who have exercised their secondary ADS Rights on the basis of the number of shares underlying the number of ADSs they held as of the Record Date in proportion to the total number of outstanding Shares, but subject, in the case of each ADS holder, to the maximum number of ADSs applied for by such ADS holder in the secondary ADS Rights offering.

The secondary ADS Rights must be exercised at the same time as the exercise of the primary ADS Rights and the subscription price for the additional ADSs in the secondary ADS Rights offering will be equal to the Estimated ADS Subscription Price to be paid pursuant to the exercise of primary ADS Rights. Payment must be received by the ADS Rights Agent on or before the ADS Rights Expiration Date. In the event that the secondary offering is oversubscribed and a holder of ADSs is allocated a smaller number of additional ADSs than s/he subscribed for, the ADS Rights Agent will refund, promptly after the Company has made such allocation, the excess Estimated ADS Subscription Price paid for the additional ADSs s/he applied for in the secondary offering.

ANY EXERCISE OF ADS RIGHTS IS EFFECTIVE ONLY WHEN RECEIVED BY THE ADS RIGHTS AGENT, IS IRREVOCABLE AND MAY NOT BE CANCELLED OR MODIFIED.

You will elect the method of delivering completed Warrants and paying to the ADS Rights Agent the Estimated ADS Subscription Price for the additional ADSs and you will bear any risk associated with it. If you send Warrants or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS Rights Agent before the appropriate time.

YOU ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE ADS RIGHTS AGENT BY 10:00 A.M. (NEW YORK CITY TIME) ON NOVEMBER 21, 2001. DEPOSIT IN THE MAIL WILL NOT CONSTITUTE DELIVERY TO THE ADS RIGHTS AGENT. TO ENSURE TIMELY DELIVERY, PLEASE CONSIDER THE USE OF AN OVERNIGHT COURIER.

                             UNEXERCISED ADS RIGHTS

Following the ADS Rights Expiration Date, the ADS Rights Agent will attempt to sell any primary Share Rights underlying primary ADS Rights for which no proper subscription was received at the

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prevailing market price at which the primary Share Rights are then trading on the Helsinki Exchanges. Net proceeds (in U.S. dollars) of such sale (after deduction of applicable fees and expenses and taxes withheld) will be remitted to registered holders of ADS Rights entitled thereto in proportion to the number of unexercised ADS Rights held at the ADS Expiration Date. There is no guarantee that any such sale will be consummated. Neither we nor the Company will be liable to you for the ADS Rights Agent's failure to effect any such sale.

More detailed instructions as to the exercise, sale, exchange or other disposition of your Warrant are contained in the Warrant, the Instructions Booklet and the Prospectus. Any questions which you may have should be addressed as promptly as possible to your bank, broker or other advisor or to the ADS Rights Agent, Citibank, N.A., 111 Wall Street, New York, New York 10043,
Attention: Shareholder Services, toll-free telephone (800)308-7887.

                      Citibank, N.A., as ADS Rights Agent

 DO NOT LOSE OR DESTROY THE ENCLOSED WARRANT. THE WARRANT WILL EXPIRE AND LAPSE
            AT 10:00 A.M. (NEW YORK CITY TIME) ON NOVEMBER 21, 2001.

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